Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-3 (File No. 333-232374) and Registration Statement on Form S-8 (File No. 333-225259) of our report dated March 12, 2020, relating to the financial statements and financial statement schedule of CorePoint Lodging Inc., appearing in this Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

Dallas, Texas
March 12, 2020